EXHIBIT 4.1

ELECTION REGARDING PAYMENTS DUE JULY 13, 2007
ON SERIES A 15% SECURED CONVERTIBLE PROMISSORY NOTES
DATED JANUARY 13, 2006

The undersigned Holder hereby elects to have Matritech, Inc. defer to August 13, 2007 all payments due to the Holder on July 13, 2007 with respect to the Series A 15% Secured Convertible Promissory Notes dated January 13, 2006.

Holder: ______________________ By:__________________________ Name:________________________ Title:_________________________ Date:_________________________